Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL YEAR 2009

Plymouth, Michigan, November 10, 2008 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $19.3 million and a net loss of $32,000 or $0.00 per diluted share, for its first quarter of fiscal year 2009 that ended September 30, 2008. This compares with sales of $17.7 million and net income of $447,000, or $0.05 per diluted share, for the quarter ended September 30, 2007.

Segment information on sales, bookings and backlog for the quarter is provided in the tables below:

Sales	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$8.5	$8.1	$0.4
Technology Products	10.8	9.6	1.2
Total Sales	$19.3	$17.7	$1.6

Total sales increased by 9% over the first quarter of fiscal year 2008. The 4.9% increase in Automated Systems sales was primarily due to an increase in European and Asian sales for the quarter, partially offset by a decline in North American sales. Technology Products sales increased 12.5% compared to the first quarter of fiscal 2008. The increase was due to growth in the Company’s commercial products, partially offset by a decline in technology component products.

Bookings	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$9.9	$11.8	$(1.9)
Technology Products	10.5	5.7	4.8
Total Bookings	$20.4	$17.5	$2.9

Overall, bookings increased by 16.6% over the first quarter of fiscal year 2008. Automated Systems bookings decreased principally because of lower bookings in North America and Asia, partially offset by an increase in Europe. The $4.8 million increase in Technology Products was due to increases in commercial products orders. New order bookings fluctuate from quarter to quarter and are not necessarily indicative of future operating performance of the Company.

Backlog	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$18.7	$16.8	$1.9
Technology Products	7.8	6.0	1.8
Total Backlog	$26.5	$22.8	$3.7

The Company’s backlog on September 30, 2008 increased by 16.2% over the backlog on September 30, 2007. The $26.5 million backlog at September 30, 2008 is the second highest quarter ending backlog in the past six years. During that time the Company’s backlog ranged from a low of $13.5 million at September 30, 2004 to a high of $26.6 million at March 31, 2007. The backlog for Automated Systems increased from $16.8 million at the end of the first quarter of fiscal 2008 to $18.7 million at the end of this quarter. The increase was principally due to higher new systems and system upgrade orders. The backlog for Technology Products was $7.8 million compared to $6.0 million at the end of the first quarter of fiscal 2008. The increase in backlog was due to commercial products, partially offset by a decrease in our non-contact wheel alignment product.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

November 10, 2008

The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company. The gross profit margin percentage this quarter was 35.3% compared to 39.1% in the first quarter of fiscal 2008. The decline in gross profit between the periods principally occurred in Automated Systems and was primarily due to increased costs for added personnel in Asia in anticipation of higher Automated System sales during the remainder of this fiscal year, lower sales in North America with relatively fixed labor costs, and a large project that utilized outsourced materials that was bid at a lower gross margin than we normally experience. The project is a turn-key system for our customer and represents an expansion of the services we offer.

Selling, general, and administrative expenses increased $267,000, or 6.3%, on a 9.1% increase in revenue, compared to the first quarter of fiscal 2008. The increase occurred in Europe and related to higher bad debt expense, higher personnel costs and the strength of the Euro relative to the first quarter of fiscal 2008. In the first quarter of fiscal 2008, Europe had a $67,000 credit to bad debt expense compared to $44,000 in expense this year. SG&A costs declined as a percent of revenue to 23.3% in the first quarter of fiscal 2009 from 23.9% in the first quarter of fiscal 2008.

Engineering, research and development expenses increased $106,000, or 4.8% over the same quarter one year ago, due to higher product development costs for new commercial products within the Technology Products segment of our business.

The Company’s balance sheet continues to be strong. As of September 30, 2008 the Company had $24.0 million in cash and short term investments, no debt, and shareholders’ equity of $58.3 million, or $6.59 per diluted share.

Harry T. Rittenour, President and Chief Executive Officer, commented, "We are very pleased to report growth in sales, bookings and backlog compared to the first quarter of fiscal 2008. This indicates sustained demand for our products in the face of very challenging economic conditions. Sales in our Technology Products segment grew nicely over the same period one year ago due to sales of the new BK5500 product we manufacture for Snap-on Tool Company that is aimed at the mechanics market. During the quarter our shipments were principally to locations in the United States and Western Europe. Market acceptance has been very good and we anticipate beginning to ship the BK5500 to Australia and Japan in the second quarter of this fiscal year. Global sales of the new RIDGID® microEXPLORER™ are also expected to be a strong second quarter contributor. In addition, during the second quarter we began shipments to North America and Europe of the second generation of the new 9.5 millimeter and 17 millimeter imager head SeeSnake® micro™ product we manufacture for Ridge Tool Company.”

Mr. Rittenour added, “Our operating income declined despite the growth we experienced in sales. We are managing our operating expenses well, but the relatively fixed labor component of cost of goods sold in Automated Systems reduced our gross margin in North America and Asia. Automated Systems sales were down in North America compared to the same quarter last year. Sales in Asia in the first quarter were relatively flat compared to last year while our costs for the technical personnel we now have in place were higher. We believe the flat sales in Asia were temporary. We expect Asia revenue to grow considerably in fiscal 2009 over fiscal 2008. Finally, we undertook a large turnkey project for a customer this year that represents a broader scope than our typical Automated Systems installations. Projects of this type represent a future sales opportunity for us, but since this was the first of its kind, the gross margin, as we expected, was lower than what we anticipate it will be on future orders of this type.”

Mr. Rittenour continued, “The Automotive market in North America deteriorated further in the first quarter. We believe it will be a difficult market for the rest of this fiscal year as well. We anticipate the $25 billion Federal loan to the domestic three automobile manufacturers for re-tooling programs will have a positive impact on our business. The timing and extent of the impact will depend on the timing of release of the loan funds and the ultimate use of the funds by the manufacturers. The good news is our Automated Systems backlog has increased over what it was one year ago and we continue to see significant customer interest and sales activity for our products in the Asian markets.

November 10, 2008

“In addition, we are monitoring our costs very carefully. We have instituted tight controls over spending and have undertaken efforts to defer or eliminate expenses. We expect our second quarter to be modestly better than the first quarter. Despite the downturn in the North American and global economy, we continue to expect another year of double digit sales growth with a higher percentage of growth in operating income due to growth in Technology Products.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry T. Rittenour, President & CEO on November 11, 2008 at 10:00 a.m. (EST). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=53147 or by dialing 866 550-6338 (domestic callers) or 347 284-6930 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for the seven days. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode 7794613. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 257 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2009 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of and revenue and net income increases from new products which the Company has recently introduced or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2008, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to

November 10, 2008

implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. The products in the Company’s Technology Products segment are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the products in the Company’s Technology Products segment require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

November 10, 2008

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended
	September 30,
	2008	2007
Net Sales	$19,265	$17,666
Cost of Sales	12,463	10,752
Gross Profit	6,802	6,914
Selling, General and Administrative Expense	4,483	4,216
Engineering, Research and Development Expense	2,301	2,195
Operating Income	18	503
Interest Income, net	233	215
Foreign Currency and Other Income (Expense)	(62)	132
Income Before Income Taxes	189	850
Income Tax Expense	221	403
Net Income (Loss)	$(32)	$447

Earnings (Loss) Per Share
Basic	($0.00)	$0.05
Diluted	($0.00)	$0.05

Weighted Average Common Shares Outstanding
Basic	8,848	8,205
Diluted	8,848	8,804

Condensed Balance Sheets	September 30,	June 30,
	2008	2008
Cash and Cash Equivalents	$24,030	$22,157
Receivables, net	18,796	22,390
Inventories, net	8,507	8,285
Other Current Assets	6,712	6,970
Total Current Assets	58,045	59,802

Property and Equipment, net	7,017	7,261
Long-term Investments	2,919	3,104
Deferred Tax Asset	4,751	5,026
Total Non-Current Assets	14,687	15,391

Total Assets	$72,732	$75,193

Current Liabilities	$13,666	$14,569
Long-term Liabilities	765	765
Shareholders' Equity	58,301	59,859
Total Liabilities and Shareholders' Equity	$72,732	$75,193